Exhibit 10(e)(7)

Amendment to Agreements under Registrant’s 2004 Performance Incentive Plan, effective May 19, 2005 with respect to officers of the Company, and effective May 10, 2005 with respect to non-officer participants:

All 2004 grants of non-qualified stock options that would not otherwise vest on or prior to January 1, 2006, shall vest (unless otherwise canceled pursuant to the terms of the Agreements) on December 31, 2005.